Exhibit 10.1

Cullen/Frost Bankers, Inc.
Restoration Plan

Amended and Restated
Effective January 1, 2009

Contents
Article 1. The Plan    1
1.1 Establishment and History    1
1.2 Purpose    1
1.3 Application of the Plan    1
1.4 Capitalized Terms    1

Article 2. Definitions    1
2.1 Definitions    1
2.2 Gender and Number; Headings    4

Article 3. Eligibility and Participation    4
3.1 Eligibility    4
3.2 Participation    4

Article 4. Benefits    4
4.1 General    4
4.2 Benefit Freeze    5
4.3 Forfeiture for Misconduct    5

Article 5. Vesting and Distributions    6
5.1 Vesting    6
5.2 Distributions to Grandfathered Participants    6
5.3 Distributions to Nongrandfathered Participants    6
5.4 Small Amount Cash-Outs    6

Article 6. Administration    6
6.1 Powers and Duties of Committee    6
6.2 Finality of Determination    6
6.3 Expenses    7
6.4 Indemnification    7
6.5 Insurance    7
6.6 Claims Procedure    8

Article 7. Funding of the Plan    9
7.1 Funding    9
7.2 Fund Account    9

Article 8. Amendment and Termination    9
8.1 Amendment and Termination Generally    9
8.2 Amendment and Termination Following a Change of Control    10

Article 9. Adoption Procedure    10
9.1 Adoption Procedure    10
9.2 Withdrawal of Participating Employer    10

i

Article 10. Miscellaneous    10
10.1 Beneficiary Designations    10
10.2 Nonalienation    10
10.3 Effect on Other Benefit Plans    10
10.4 Employer-Employee Relationship    11
10.5 Incompetence    11
10.6 Binding on Employer, Participants and Their Successors    11
10.7 Tax Liability    11
10.8 Section 409A    11
10.9 Severability    11
10.10 Governing Law    11

Appendix A. Participating Employers Under the Plan    13

Appendix B. Distribution Election Form    14

ii

Article 1. The Plan

1.1 Establishment and History
Cullen/Frost Bankers, Inc. (“Company”) and The Frost National Bank of San Antonio (“Frost National Bank”) adopted and presently maintain the Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (“Plan”). The Plan was originally established effective as of January 1, 1980.
Effective as of January 1, 1984, the Plan was amended in order to provide that any other Employer participating in the Retirement Plan will automatically be deemed to have adopted the Plan with respect to its employees unless (1) the Board of Directors of the Company specifically provides that the Plan shall not apply to the employees of such Employer or (2) such Employer specifies in writing filed with the Board of Directors of the Company that the Plan shall not apply to its employees.
Effective as of January 1, 1989, the Plan was amended and restated to provide for benefits under the Employee Stock Ownership Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (“ESOP”) that are restricted under Code sections 415 and 401(a)(17). The ESOP was subsequently amended and restated effective as of January 1, 1991 as The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (“401(k) Stock Purchase Plan”). Effective January 1, 1991, no further ESOP Contributions have been or will be made by the Company to the Plan.
The Plan was further amended, effective as of January 1, 2002, to cease all accruals and allocations based on Service provided by a Participant for periods after December 31, 2001. As of January 1, 2002, the Plan was closed to new entrants such that no Eligible Employee shall become a Participant after December 31, 2001 unless such Eligible Employee was a Participant in the Plan prior to 2002.
Effective January 1, 2009, the Plan is being amended and restated to clarify that all accruals under the Plan ceased as of December 31, 2001, and to comply with the requirements of Code section 409A that apply to the Plan.
1.2 Purpose
The Plan is designed to provide for the payment of certain pension and pension-related benefits to certain key management and select highly compensated employees who are participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (“Retirement Plan”) whose benefits under the Retirement Plan are limited by Code sections 401(a)(17) and 415.
The portion of this Plan that restores benefits which are limited solely by the application of Code section 415 is intended as a separate unfunded plan that meets the requirements of an “excess benefit plan” as described in ERISA section 3(36); and such separate plan shall hereby be classified as such a plan. The remaining portion of the benefits restored by this Plan is intended as a separate unfunded plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA section 201(2), and such separate plan shall be hereby classified as such a plan with the intent that it be exempt from the relevant requirements of Title I of ERISA. This Plan is not intended to satisfy the qualification requirements of Code section 401.
1.3 Application of the Plan
The terms of this Plan are applicable only to or with respect to Eligible Employees who are active Participants on or after January 1, 2009.
1.4 Capitalized Terms
Capitalized terms in this Plan are defined in Article 2 or another Article of this Plan or in the Retirement Plan or The 401(k) Stock Purchase Plan.
Article 2. Definitions

2.1 Definitions
The following definitions, set forth in alphabetical order, are used throughout the Plan and have the meanings set forth below.

(a)
“Account” means the recordkeeping account which is maintained in the name of the Participant to account for any Employer Contributions and Credited Earnings which may be credited to his Account from time to time.

(b)	“Accrued Benefit” means the benefit payable to a vested Participant pursuant to the terms of Plan section 4.1(a)(1).

(c)
“Actuarial Equivalent” means a benefit of equivalent value, computed on the basis of the “1984 Unisex Pension Mortality Table” (“UP-1984 Mortality Table”) and an 8 percent annual interest rate assumption, except as otherwise specified in the Plan.

(d)	“Affiliate” means

(1)	Any entity or organization that, together with the Company, is part of a controlled group of corporations, within the meaning of Code section 414(b);

(2)	Any trade or business that, together with the Company, is under common control, within the meaning of Code section 414(c); and

(3)	Any entity or organization that is required to be aggregated with the Company, pursuant to Code sections 414(m) or 414(o).
For purposes of this Plan, however, the term “ Affiliate” shall be interpreted such that the phrase “at least 50 percent” will be substituted for the phrase “at least 80 percent” in each place that it appears in Code section 1563. Additionally, an entity shall be an Affiliate only during the period when the entity has the required relationship, under this Plan section 2.1, with the Company.

(e)	“Applicable Code Restrictions” means the compensation or contribution limitations and restrictions that are applicable under Code sections 401(a)(17) and 415.

(f)	“Beneficiary” means the person, persons or trust designated by a Participant, as provided in Plan section 10.1.

(g)	“Board of Directors” means the Board of Directors of the Company.

(h)	“Change of Control” means the occurrence of any of the following:

(1)
The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company.

(2)	A change in the composition of the Board of Directors occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(3)	The acquisition by any person, entity or “group” (as defined in section 13(d)(3) of the Exchange Act) during a 12-month period of at least 40% of the gross fair market value of the Company’s assets.

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)
“Committee” means the administrative committee appointed by the Board of Directors, the Compensation and Benefits Committee, or the designee of either to administer this Plan in accordance with Article 6 of the Plan.

(k)	“Company” means Cullen/Frost Bankers, Inc., or any successor organization to the Company.

(l)	“Compensation Committee” means the Compensation Committee of the Board of Directors.

(m)	“Credited Earnings” means the earnings or losses credited to a Participant’s ESOP Contributions Account.

(n)	“Disability” means a total and permanent disability within the meaning of the Social Security Act.

(o)	“Early Retirement Age” means the attainment of age 55 while in active service with the Company.

(p)	“Eligible Employee” means an Employee of an Employer who

(1)	Is a Participant under the Retirement Plan, and, if applicable, The 401(k) Stock Purchase Plan; and

(2)	Who is designated as an “Eligible Employee” as provided in Plan section 3.1.
Each Eligible Employee in the Plan will be deemed to be a Specified Employee, as defined in Plan section 2.1(ii), and, is, therefore, subject to the six-month payment delay following his Separation from Service absent an available exception to such six-month delay that is permissible under Code section 409A and related Treasury Regulations (e.g., Change of Control, Disability), as determined by the Committee in its sole discretion.

(q)
“Employee” means any person who is employed by the Company or an Affiliate and who is classified as a common-law Employee in the employment records of the Company or an Affiliate (other than a leased employee within the meaning of Code section 414(n)(2)).

(r)
“Employer” means the Company and each other employer who is a participating employer under The 401(k) Stock Purchase Plan or the Retirement Plan and who has elected to become a participating employer under this Plan as provided in Article 9.

(s)	“Employer Contributions” means the potential contributions made to the Plan by an Employer.

(t)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(u)	“ESOP” means the former stand-alone employee stock ownership plan sponsored by the Company that was merged into The 401(k) Stock Purchase Plan.

(v)	“ESOP Contributions” means the contributions described in Plan section 4.1.

(w)
“ESOP Contributions Account” means the recordkeeping subaccount which is maintained to reflect ESOP Contributions previously allocated to the Account by virtue of the Applicable Code Restrictions prior to January 1, 1991 and to reflect Credited Earnings as may be credited to that subaccount from time to time. No amount credited to the ESOP Contributions Account, whether on behalf of a Grandfathered Participant or a Nongrandfathered Participant, is subject to Code section 409A.

(x)	“Fund Account” means the “unfunded” trust arrangement as described in Plan section 7.2.

(y)
“Grandfathered Participant” means a Participant who attained his Early Retirement Age prior to January 1, 2005. The pre-2005 Accrued Benefit and the pre-2005 Account, if any, of a Grandfathered Participant will not be subject to Code section 409A.

(z)	“Incumbent Director” means a director on the Board of Directors who either is:

(1)	A Director of the Company as of January 1, 2009; or

(2)
Elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(aa)
“Nongrandfathered Participant” means a Participant who attained his Early Retirement Age after December 31, 2004. The Accrued Benefit of a Nongrandfathered Participant will be subject to Code section 409A because the Plan permits Nongrandfathered Participants to become eligible for enhanced early retirement benefits based on service provided to his Employer after December 31, 2004. A Nongrandfathered Participant may also have an Account composed of ESOP Contributions made prior to 2005. The ESOP Contributions for a Nongrandfathered Participant, if applicable, are not subject to Code section 409A.

(bb)    “Participant” means an Eligible Employee or former Eligible Employee as described in Plan section 3.2.

(cc)	“Plan” means the Cullen/Frost Restoration Benefit Plan as set forth in this document and as the same may be amended from time to time.

(dd)	“Restoration Contribution” means the hypothetical contribution made to this Plan on account of the Applicable Code Restrictions that apply to The 401(k) Stock Purchase Plan and the Retirement Plan.

(ee)	“Retirement Plan” means the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates, and as the same may be amended from time to time.

(ff)	“Retirement Plan Account” means the recordkeeping subaccount which is maintained to reflect accruals allocated to the Account by virtue of the Applicable Code Restrictions.

(gg)
“Separation from Service” means a Participant who ceases to be an Employee or otherwise separates from the service of the Company or an Affiliate on account of the Participant’s retirement, death or other termination of employment. Whether or not a Participant has incurred a Separation from Service will be based on all surrounding relevant circumstances, including, but not limited to, the reasonable belief of both the Participant and the Company (or Affiliate) that the Participant will perform no future services as an Employee for the Company or an Affiliate, as applicable. For purposes of this defined term, no Separation from Service will be deemed to have occurred if the Participant transfers employment from the Company or an Affiliate to another member of the Company’s Code section 414 controlled group. For this purpose, controlled group membership will include the Company and all Affiliates. A payment under this Plan shall be deemed to be on account of a Separation from Service if payment of the benefit is made by the end of the calendar year in which the Separation from Service occurs or, if later, within 2 ½ months following such Separation from Service. Additional delays in payment may be required for Participants who are Specified Employees so as to comply with the required six-month payment delay unless such six-month payment delay is not required by virtue of a permitted exception under Code section 409A and related Treasury Regulations.

(hh)	“Service” means a period or periods of employment of an Employee with an Employer or a nonparticipating Affiliate as more fully set forth in the Retirement Plan.

(ii)
“Specified Employee” means a Participant qualifying as a “key employee” for purposes of Code section 416 (determined without regard to Code section 416(i)(5)) by satisfying any one of the following conditions at any time during the 12-month period ending on each December 31 (“Identification Date”):

(1)	The Participant is among the top-paid 50 officers of the Company with annual compensation (within the meaning of Code section 415(c)(3)) in excess of $145,000 (subject to cost-of-living adjustments);

(2)	The Participant is a five-percent owner; or

(3)	The Participant is a one-percent owner and has annual compensation in excess of $150,000.

If an individual is a key employee as of an Identification Date, including an individual who acknowledges his Specified Employee status to the Company immediately prior to the date his benefit commences, the individual shall be treated as a Specified Employee for the 12-month period beginning on April 1 following the Identification Date. For the limited purpose of applying the “one-percent” and “five-percent” ownership rules, ownership is determined with respect to the entity for which the Employee provides services. The Code’s controlled and affiliated service group rules do not apply when determining a Participant’s ownership interests. Notwithstanding the foregoing, an individual shall not be treated as a Specified Employee unless any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise.
For purposes of making its annual Specified Employee determination, the Company shall consider compensation treated as recognizable pay under the so-called “Code section 415 general” definition of pay.

Notwithstanding the above, the Company may (but is not required to) adopt an alternative method for identifying Specified Employees, provided such method satisfies the requirements set forth at Treasury Regulations section 1.409A-1(i)(5), including the method initially adopted by the Plan, and as reflected at Plan section 2.1(p), which is to treat every Participant in the Plan as a Specified Employee.

(jj)
“Spouse” means with respect to a Participant, a person of the opposite sex from the Participant, who is the Participant’s husband or wife (as applicable) under applicable state law to whom the Participant has been legally married during the 12-month period immediately preceding the Participant’s date of death, if such death is earlier than the date the Participant has a Separation from Service. No individual, including an individual of the opposite sex, shall be the Spouse of a Participant on account of the fact that the individual is registered as the domestic partner of the Participant under state law, even if state law provides that the domestic partners shall have the same rights, protections, and benefits, under state law, as married persons. No individual shall be the Spouse of a Participant unless the person would be treated as the “Spouse” of the Participant under 1 USC section 7 (relating to the definition of a “spouse” for purposes of federal law, as added by the Defense of Marriage Act).

(kk)	“The 401(k) Stock Purchase Plan” means The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates.

(ll)	“Trust Fund” means the trust fund established for The 401(k) Stock Purchase Plan.

2.2 Gender and Number; Headings
Except when otherwise indicated by the context, any masculine terminology when used in this Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. Headings of Articles and sections in the Plan are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
Article 3. Eligibility and Participation

3.1 Eligibility
Each Employee of a participating Employer designated as an Eligible Employee by the Company or by the Committee shall be eligible to participate in this Plan. Notwithstanding the foregoing, the Plan is closed to new entrants effective January 1, 2002. No Eligible Employee who was not a Participant in the Plan prior to January 1, 2002 shall be eligible to be a Participant in the Plan.
3.2 Participation
An Eligible Employee described in Plan section 3.1 shall become a Participant under the Plan on the first date on which a Restoration Contribution is credited to his Account or a vested Accrued Benefit in the Plan. In addition, an Eligible Employee who ceases to be an Eligible Employee by reason of loss of Eligible Employee status or by Separation from Service or transfer of employment to a nonparticipating Affiliate shall continue to be a Participant in the Plan so long as he has a balance credited to his Account or an Accrued Benefit under the Plan. Effective January 1, 2002, the Plan is frozen and, therefore, closed to new entrants. Notwithstanding the foregoing, a Participant in the Plan prior to 2002, who subsequent to 2001, has a Separation from Service and is later rehired by the Company or a participating Affiliate will be eligible to reenter the Plan as a Participant after 2001 provided that the Company or the Committee specifically authorizes that the rehired Participant will reenter the Plan.
Article 4. Benefits

4.1 General

(a)
Pre-2005 Benefit. The benefit payable to a Participant (or, if applicable, his Beneficiary) who has a vested benefit upon his Separation from Service composed of the Participant’s pre-2005 benefit, if applicable, shall be:

(1)	An amount equal to the excess, if any, of

(A)
The value of a single life annuity which would have been payable to the Participant under the Retirement Plan, if the provisions of the Retirement Plan were administered without regard to the limitations of Code sections 415 and 401(a)(17), over-

(B)	The value of a single life annuity which is in fact payable to the Participant under the Retirement Plan; and

(2)	An amount equal to the balance, if any, credited to his Account, determined as follows:

(A)	For plan years beginning prior to January 1, 1991, there shall be credited to the recordkeeping account annually an amount equal to the excess, if any, of:

(i)
The total value of the annual addition which would have been allocated to the Participant under the ESOP during the relevant plan year, if the provisions of the ESOP were administered without regard to the maximum annual addition limitations of Code sections 415 and 401(a)(17), over-

(ii)	The value of the annual addition which is in fact allocated to the Participant under the ESOP during said plan year;

(B)	For plan years beginning after December 31, 1990, there shall be credited to the recordkeeping account annually an amount equal to the excess, if any, of:

(i)
The total value of the “ESOP Contributions” (as defined in The 401(k) Stock Purchase Plan) which would have been allocated to the Participant under The 401(k) Stock Purchase Plan during the relevant plan year, if the provisions of The 401(k) Stock Purchase Plan were administered without regard to the maximum annual addition limitations of Code sections 415 and 401(a)(17), over-

(ii)	The value of the annual ESOP Contributions which are in fact allocated to the Participant under The 401(k) Stock Purchase Plan during said plan year; and

(C)
The Account shall be adjusted to reflect all payments, distributions, and any expenses charged to the Participant’s Account and all hypothetical earnings, dividends, stock splits, gains, or losses on the amounts credited to his Account, with each such adjustment being made as soon as administratively feasible following the event giving rise to the adjustment. In making such adjustments, the hypothetical earnings, dividends, stock splits, gains, or losses shall be determined based upon the experience of the Trust Fund during the same period.

(b)
Post-2004 Benefit. The benefit payable to a Participant (or, if applicable, his Beneficiary) who has a vested benefit upon his Separation from Service composed of the Participant’s post-2004 benefit, if applicable, shall be:

(1)	An amount equal to the excess, if any, of

(A)
The value of a single life annuity which would have been payable to the Participant under the Retirement Plan, if the provisions of the Retirement Plan were administered without regard to the limitations of Code sections 415 and 401(a)(17), over-

(B)	The value of a single life annuity which is in fact payable to the Participant under the Retirement Plan; and

A separate recordkeeping account shall be established and maintained for each Participant with a pre-2005 Accrued Benefit, if applicable.
4.2 Benefit Freeze
All benefit accruals (or allocations) under the Plan for all Participants ceased effective as of December 31, 2001. No Eligible Employee who was not a Participant prior to January 1, 2002 will become a Participant. Notwithstanding the foregoing, if a Participant had not attained age 55 before January 1, 2002, such Participant will be permitted to have an opportunity to be eligible for certain Early Retirement Age reduction factors based on the Participant’s service with the company.
This Plan section 4.2 makes the post-2004 Accrued Benefit of a Nongrandfathered Participant who bad not attained age 55 prior to January 1, 2005 subject to Code section 409A. The Accrued Benefit of a vested Participant who attained age 55 prior to January 1, 2005 shall not be subject to Code section 409A since the entire Accrued Benefit of such Participant was earned and vested prior to January 1, 2005. The Early Retirement Age reduction factors used in the development of an Accrued Benefit under this Plan will be the Early Retirement Age reduction factors used in the Retirement Plan.
4.3Forfeiture for Misconduct
Notwithstanding any other provision of the Plan, any Participant who is terminated “for cause” by the Company or an Affiliate shall forfeit any Accrued Benefit and any vested Account as reflected in any recordkeeping account maintained by the Company for purposes of paying benefits under this Plan. For purposes of this Plan, a termination “for cause” shall mean:

(a)	The Participant’s breach of any fiduciary duty to an Employer;

(b)	The Participant’s knowing failure or refusal to comply with laws or regulations applicable to an Employer and its business;

(c)	The Participant’s commission of any criminal or fraudulent acts against an Employer as an Employee; or

(d)
The Participant’s gross or willful misconduct as an Employee resulting in loss to an Employer or any other Affiliate of the Company, or damage to the reputation of an Employer or any other Affiliate of the Company.

Article 5. Vesting and Distributions

5.1 Vesting
A Participant will be 100 percent vested in his Accrued Benefit and in all Employer Contributions, if any, upon the completion of five years of Service. For purposes of this Plan, Service shall be calculated under the “elapsed time method,” as set forth in the Retirement Plan.
5.2 Distributions to Grandfathered Participants
Grandfathered Participants will make an election as to the time and form of distribution with respect to their pre-2005 benefit.
5.3 Distributions to Nongrandfathered Participants
Distributions to Nongrandfathered Participants that are subject to Code section 409A (i.e., distributions other than distributions related to the ESOP Contributions Account) shall not commence prior to six months following the later of the Nongrandfathered Participant’s Separation from Service or his attainment of age 55. A distribution to a Nongrandfathered Participant from this Plan that is subject to Code section 409A will be paid in a single life annuity or another annuity form of payment as elected by the Nongrandfathered Participant and as determined by the Committee to be a benefit that is the Actuarial Equivalent of a single life annuity payable to a Nongrandfathered Participant for his life.
5.4 Small Amount Cash-Outs
Notwithstanding the provisions of Plan sections 5.2 and 5.3, above, if a Participant’s Accrued Benefit and vested Account upon his Separation from Service is not greater than the applicable Code section 402(g) limit for pretax deferrals for a calendar year, such Accrued Benefit and vested Account shall be paid to the Participant in a lump sum distribution.
Article 6. Administration

6.1 Powers and Duties of Committee
This Plan shall be administered by the Committee (which Committee shall also administer the Retirement Plan and The 401(k) Stock Purchase Plan (collectively, sometimes referred to in this Plan as the “Qualified Retirement Plans”)). The Committee shall administer this Plan in a manner consistent with the administration of the Qualified Retirement Plans, except that this Plan shall be administered based on its terms and as an unfunded plan which is not intended to meet the qualification requirements of Code section 401 and is not subject to the fiduciary standards of Title I, Part 4 of ERISA. The Committee shall have the same rights and authority granted to it under the Qualified Retirement Plans, which shall include the full power, discretion and authority to interpret, construe and administer this Plan. The Committee shall establish and maintain such accounts or records as the Committee may from time to time consider necessary. The processing of claims for benefits, and the appeal and review of such claims, shall be administered in accordance with claims and review procedures like those applied under the Qualified Retirement Plans, and in accordance with the requirements of ERISA section 503. The Committee shall have such powers and duties as may be necessary to discharge its functions hereunder, including the following:

(a)	To establish rules, policies, and procedures for administration of the Plan;

(b)	To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner, and time of payment of any benefits hereunder;

(c)	To make a determination as to the right of any person to a benefit and the amount thereof;

(d)	To obtain from the Company such information as shall be necessary for the proper administration of the Plan;

(e)	To prepare and distribute information explaining the Plan;

(f)	To keep all records necessary for the operation and administration of the Plan;

(g)	To prepare and file any reports, descriptions, or forms required by the Code or ERISA; and

(h)	To designate or employ agents and counsel (who may also be persons employed by the Company) and direct them to exercise the powers of the Committee.

6.2Finality of Determination
The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon each Eligible Employee, Participant, Beneficiary, and all other persons.

6.3 Expenses
The expenses of administering this Plan shall be borne by the Employers in the proportions determined by the Committee.
6.4 Indemnification

(a)	The Company (including any successor employer, as applicable) shall indemnify and hold harmless each of the following persons (“Indemnified Persons”) under the terms and conditions of subsection (b).

(1)	The Committee; and

(2)
Each Employee, former Employee, current and former members of the Committee, or current or former members of the Board of Directors who have, or had, responsibility (whether by delegation from another person, an allocation of responsibilities under the terms of this Plan document, or otherwise) for a fiduciary duty, a non-fiduciary settlor function (such as deciding whether to approve a plan amendment), or a non-fiduciary administrative task relating to the Plan.

(b)
The Company shall indemnify and hold harmless each Indemnified Person against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs, incurred by that person on account of his good-faith actions or failures to act with respect to his responsibilities relating to the Plan. The Company’s indemnification shall include payment of any amounts due under a settlement of any lawsuit or investigation, but only if the Company agrees to the settlement.

(1)
An Indemnified Person shall be indemnified under this Plan section 6.4 only if he notifies an Appropriate Person (defined below) at the Company of any claim asserted against or any investigation of the Indemnified Person that relates to the Indemnified Person’s responsibilities with respect to the Plan.

(A)	An “Appropriate Person” is one or more of the following individuals at the Company:

(i)	The Chief Executive Officer,

(ii)	The Chief Financial Officer,

(iii)	Its General Counsel,

(iv)	Treasurer, or

(v)	Group Executive Vice President, HR.

(B)
The notice may be provided orally or in writing. The notice must be provided to the Appropriate Person promptly after the Indemnified Person becomes aware of the claim or investigation. No indemnification shall be provided under this Plan section 6.4 to the extent that the Company is materially prejudiced by the unreasonable delay of the Indemnified Person in notifying an Appropriate Person of the claim or investigation.

(2)
An Indemnified Person shall be indemnified under this Plan section 6.4 with respect to attorneys’ fees, court costs, or other litigation expenses or any settlement of such litigation only if the Indemnified Person agrees to permit the Company to select counsel and to conduct the defense of the lawsuit and agrees not to take any action in the lawsuit that the Company believes would be prejudicial to the Company’s interests.

(3)
No Indemnified Person, including an Indemnified Person who is a former Employee, shall be indemnified under this Plan section 6.4 unless he makes himself reasonably available to assist the Company with respect to the matters in issue and agrees to provide whatever documents, testimony, information, materials, or other forms of assistance that the Company shall reasonably request.

(4)
No Indemnified Person shall be indemnified under this Plan section 6.4 with respect to any action or failure to act that is judicially determined to constitute or be attributable to the gross negligence or willful misconduct of the Indemnified Person.

(5)
Payments of any indemnity under this Plan section 6.4 shall only be made from assets of the Company. The provisions of this Plan section 6.4 shall not preclude or limit such further indemnities or reimbursement under this Plan as allowable under applicable law, as may be available under insurance purchased by the Company, or as may be provided by the Company under any by-law, agreement or otherwise, provided that no expense shall be indemnified under this Plan section 6.4 that is otherwise indemnified by the Company, by an insurance contract purchased by the Company, or by this Plan.

6.5 Insurance
The Committee may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any Committee member (or the act or omission of its designee). To the extent permitted by law, the Committee may purchase insurance covering any member (or its designee) for any personal liability of such Committee member (or its designee) with respect to any administrative responsibilities under this Plan. Any Committee member (or its designee) may also purchase insurance for his own account covering any personal liability under this Plan.

6.6 Claims Procedure
All decisions made under the procedure set out in this Plan section 6.6 shall be final, and there shall be no further right of appeal. No lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 6.6, including the appeal permitted pursuant to subsection (b).

(a)
The right of a Participant or any other person entitled to claim a benefit under the Plan (collectively “Claimants”) to a benefit shall be determined by the Committee, provided, however, that the Committee may delegate its responsibility to any person.

(1)
The Claimant (or an authorized representative of a Claimant) may file a claim for benefits by written notice to the Committee. The Committee shall establish procedures for determining whether a person is authorized to represent a Claimant.

(2)
Any claim for benefits under the Plan, pursuant to this Plan section 6.6, shall be filed with the Committee no later than three months after the date of the Participant’s termination of employment. The Committee in its sole discretion shall determine whether this limitation period has been exceeded.

(3)	Notwithstanding anything to the contrary in this Plan, the following shall not be a claim for purposes of this Plan section 6.6:

(A)
A request for determination of eligibility, participation, or benefit calculation under the Plan without an accompanying claim for benefits under the Plan. The determination of eligibility, participation, or benefit calculation under the Plan may be necessary to resolve a claim, in which case such determination shall be made in accordance with the claims procedures set forth in this Plan section 6.6.

(B)	Any casual inquiry relating to the Plan, including an inquiry about benefits or the circumstances under which benefits might be paid under the Plan.

(C)	A claim that is defective or otherwise fails to follow the procedures of the Plan (e.g., a claim that is addressed to a party other than the Committee or an oral claim).

(D)	An application or request for benefits under the Plan.

(b)
If a claim for benefits is wholly or partially denied, the Committee shall, within a reasonable period of time, but no later than 90 days after receipt of the claim, notify the Claimant of the denial of benefits. If special circumstances justify extending the period up to an additional 90 days, the Claimant shall be given written notice of this extension within the initial 90-day period, and such notice shall set forth the special circumstances and the date a decision is expected. A notice of denial:

(1)	Shall be written in a manner calculated to be understood by the Claimant; and

(2)	Shall contain:

(A)	The specific reasons for denial of the claim;

(B)	Specific reference to the Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(D)
An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under BRISA section 502(a) following an adverse determination on review.

(c)
Within 60 days of the receipt by the Claimant of the written denial of his or her claim or, if the claim has not been granted, within a reasonable period of time (which shall not be less than the 90 or 180 days described in subsection (b)), the Claimant (or an authorized representative of a Claimant) may file a written request with the Committee that it conduct a full review of the denial of the claim. In connection with the Claimant’s appeal, upon request, the Claimant may review and obtain copies of all documents, records and other information relevant to the Claimant’s claim for benefits (but not including any document, record or information that is subject to any attorney-client or work-product privilege) and may submit issues and comments in writing. The Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records, and other information submitted by the Claimant shall be taken into account in the appeal without regard to whether such information was submitted or considered in the initial benefit determination.

(d)
The Committee shall deliver to the Claimant a written decision on the claim promptly, but no later than 60 days after the receipt of the Claimant’s request for such review, unless special circumstances exist that justify extending this period up to an additional 60 days. If the period is extended, the Claimant shall be given written notice of this extension during the initial 60-day period and such notice shall set forth the special circumstances and the date a decision is expected. The decision on review of the denial of the claim:

(1)	Shall be written in a manner calculated to be understood by the Claimant;

(2)	Shall include specific reasons for the decision;

(3)	Shall contain specific references to the Plan provisions on which the decision is based;

(4)
Shall contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to U.S. Department of Labor Regulations section 2560; and

(5)	Shall contain a statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse determination on review.

(e)
The Plan provides that no lawsuit may be initiated by any person before fully pursuing the procedures set out in this Plan section 6.6, including the appeal permitted pursuant to subsection (c). In addition, no legal action may be commenced later than 365 days subsequent to the date of the written response of the Committee to a Claimant’s request for review pursuant to subsection (d).

Article 7. Funding of the Plan

7.1 Funding
All amounts paid under this Plan shall be paid from the general assets of the participating Employers. Benefits shall be reflected on the accounting records of the Employers, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of a trust, custodial account, or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Employers may purchase, establish, or accumulate to aid in providing the unfunded benefit payments described in the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust or fiduciary relationship of any kind between an Employer or the Committee and a Participant or any other person. Participants shall not acquire any interest under the Plan greater than that of an unsecured general creditor of an Employer. The Trust Fund of the Qualified Retirement Plans shall not be liable for any benefits accrued under this Plan.
7.2 Fund Account
In accordance with and consistent with Plan section 7.1, the Employers may from time to time establish a grantor trust arrangement to create a fund of assets to be available to pay benefits when they become due under this Plan. Any such arrangement shall be known as a “Fund Account” for purposes of this Plan, and any funds deposited in such Fund Account shall be invested in such “Investment Funds” as may be determined with respect to such Fund Account. Such Investment Funds may include Investment Funds like those that are maintained under the Qualified Retirement Plans. A purpose for establishing any such Fund Account is to provide for the depositing of any Restoration Contributions that may be credited with respect to Eligible Participants under the Plan, and to allow Participants to receive Credited Earnings adjustments on their Account balances based on the investment results of the investments of the Fund Account. The creation of the Fund Account shall not create any greater rights with respect to Participants than as provided in such Plan section 7.1 and the Fund Account arrangement. Also, the creation of such Fund Account shall in no way be applied or be construed so that this Plan is anything other than an unfunded plan as described in Plan section 1.2.
Article 8. Amendment and Termination

8.1 Amendment and Termination Generally
The Plan may be amended or terminated by the Company, acting through its Board of Directors (or the designee of the Board of Directors) at any time. Notwithstanding the preceding sentence, benefits may be distributed to Participants on account of the Plan’s termination only if:

(a)	The termination does not occur proximate to a downturn in the financial health of the Company;

(b)
All nonqualified nonelective account and nonaccount-based retirement plans maintained by the Company and all Affiliates that would be aggregated with the Plan under Code section 409A are terminated when the Plan is terminated;

(c)
No payments are made within 12 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan, other than payments made pursuant to the Plan’s otherwise applicable distribution provisions;

(d)	All benefits are distributed within 24 months after the date when the Company takes all steps necessary to terminate and liquidate the Plan; and

(e)
Neither the Company nor any Affiliate establishes a new nonqualified, nonelective account or nonaccount-based plan that would be aggregated with the Plan under Code section 409A at any time within three years after the date when the Company takes all steps necessary to terminate and liquidate the Plan.

8.2 Amendment and Termination Following a Change of Control
Notwithstanding the Company’s general right to amend or terminate the Plan at any time, the Company, including any successor entity to the Company, may not amend or terminate this Plan in any manner following a Change of Control that would adversely affect the rights of a Participant to benefits under this Plan.
Article 9. Adoption Procedure

9.1 Adoption Procedure
With the consent of the Company, any other organization which satisfies the definition of an Employer under the Qualified Retirement Plans and this Plan and which is eligible by the law to do so may adopt this Plan for the benefit of its Employees who are designated as Eligible Employees under this Plan, on the express condition that the Company assumes no liability as a result of any such adoption of this Plan by any other organization. Such other organization may adopt this Plan by

(a)	Executing an adoption instrument adopting the Plan, and agreeing to be bound as a participating Employer by all the terms, provisions, conditions, and limitations of the Plan; and

(b)	Compiling and submitting all information required by the Company with reference to persons in its employment eligible for membership in the Plan.

The adoption instrument shall specify the effective date of such adoption of the Plan and shall become, as to such organization and persons in its employment, a part of this Plan. Any such adoption instrument may be in any form as recognized by the Company, including resolutions as may be adopted by the Board of Directors or its designee. The participating Employers under the Plan shall be listed in Appendix A.
9.2 Withdrawal of Participating Employer
Any participating Employer may withdraw from the Plan by giving 30 days’ prior written notice to the Company of its intention to withdraw from the Plan, unless a shorter notice shall be agreed to by the Company in its sole and absolute discretion.
Article 10. Miscellaneous

10.1 Beneficiary Designations
A Participant may designate a Beneficiary who upon his death is to receive the benefits that otherwise would have been payable to him upon his Separation from Service under the Plan. Such designation must be made and delivered to the Committee during the Participant’s lifetime, and must be made in writing on a form prescribed for that purpose by the Committee. Absent a specific Beneficiary designation with respect to this Plan, the Participant’s Beneficiary shall be his Beneficiary as designated and determined with respect to and pursuant to the terms of the Retirement Plan.
10.2 Nonalienation
No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, or encumbrance of any kind, and shall not be subject to or reached by any legal or equitable process (including execution, garnishment, attachment, pledge, or bankruptcy) in satisfaction of any debt, liability, or obligation, prior to receipt. Any attempt to alienate, sell, transfer, assign, pledge, or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. Notwithstanding the foregoing provisions of this Plan section 10.2.

(a)
No benefit amount payable under the Plan shall be payable until and unless any and all amounts representing debts or other obligations owed to the Company or other Employer by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid, and

(b)
The Committee shall also establish procedures to determine whether a Participant’s Plan benefit is subject to a legally enforceable domestic relations order, whether or not the domestic relations order is intended to be a qualified domestic relations order within the meaning of Code section 414(p).

10.3 Effect on Other Benefit Plans
Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of the Qualified Retirement Plans or any other retirement plans maintained by an Employer. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

10.4 Employer-Employee Relationship
The establishment of this Plan shall not be construed as conferring any legal or other rights upon any Employee or any person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Employee or otherwise act with relation to the Employee. An Employer may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as a Participant under this Plan.
10.5 Incompetence
Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent, and that a guardian, conservator, or other person legally vested with the care of such person’s person or estate has been appointed; provided, however, that if the Committee shall find that any person to whom a benefit is payable under the Plan is unable to care for such person’s affairs because of incompetency, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid as provided in The 401(k) Stock Purchase Plan. Any such payment so made shall be a complete discharge of liability therefore under the Plan.
10.6 Binding on Employer, Participants and Their Successors
This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants, their heirs, executors, administrators and legal representatives. The provisions of this Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer of the particular Participant. In the event any Participant becomes entitled to a benefit under this Plan based on service with more than one Employer, the benefit obligations under this Plan shall be apportioned among such Employers as determined by the Committee.
10.7 Tax Liability
An Employer may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Employer may reasonably estimate to be necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.
10.8 Section 409A
Notwithstanding any provision of this Plan to the contrary, the Committee shall administer this Plan in a manner designed to comply with Code section 409A and the Committee shall disregard any Plan provision if the Committee determines that application of such Plan provision would subject the Participant to an additional excise tax under Code section 409A(a)(1)(B).
10.9 Severability
In the event any provision of this Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in this Plan.
10.10 Governing Law
This Plan shall be governed and construed in accordance with the laws of the State of Texas.

In Witness Whereof, the authorized officers of the Company have signed this document and have affixed the corporate seal on December 31, 2008, but effective as of January 1, 2009.
Cullen/Frost Bankers, Inc.

By:	/s/ Richard W. Evans, Jr.

Its:	Chairman
Attest:

By:	/s/ Emily Skillman

Its:	Group Executive Vice President (Corporate Seal)

Appendix A. Participating Employers Under the Plan
The following employers are participating Employers in Cullen/Frost Bankers, Inc. Restoration Plan as of January 1, 2009:
Cullen/Frost Bankers, Inc.
Frost National Bank
Frost Insurance Agency

Appendix B. Distribution Election Form
Cullen/Frost Bankers, Inc. Restoration Plan
Distribution Election Form
Under the American Jobs Creation Act of 2004 (“AJCA”), which added section 409A to the Internal Revenue Code (“Code”), there are new rules that affect the time and form of payments possible under the Cullen/Frost Bankers, Inc. Restoration Plan (“Restoration Plan”). As a result, you need to elect how you would like your pre-2005 and post-2004 Restoration Plan benefits, if any, distributed after you separate from service from Cullen/Frost Bankers, Inc. (“CFBI”).
In order to make your pre-2005 and post-2004 Restoration Plan elections, please send this form to ________ on or before December 31, 2007.

Note: The present value of benefits that vested before January 1, 2005 are “grandfathered” under the AJCA, and, therefore, remain subject to the Restoration Plan provisions that were in effect prior to the AJCA. Please refer to the Restoration Plan document for additional details.

Part 1: About You

Participant Name (Last)	(First)	(M.I.)	Social Security Number

Home Phone Number		Office Phone Number

Part 2: Method of Distribution for Pre-2005 Accruals
Your election on the method of distribution is required below.
(Check one)

☐	Single life annuity
☐	50% joint and survivor annuity
☐	100% joint and survivor annuity
☐	50% joint and survivor annuity with ten-year certain payment
☐	66-2/3% joint and survivor annuity with ten-year certain payment
☐	Ten-year certain and life annuity

Part 3: Method of Distribution for Post-2004 Accruals
Your election on the method of distribution is required below. To comply with the requirements of Code section 409A, your payment from the Restoration Plan will generally be subject to a six-month delay if you are deemed to be a “specified employee.”
(Check one)

☐	Single life annuity
☐	50% joint and survivor annuity
☐	100% joint and survivor annuity
☐	50% joint and survivor annuity with ten-year certain payment
☐	66-2/3% joint and survivor annuity with ten-year certain payment
☐	Ten-year certain and life annuity

Part 4: Your Signature
By signing below, I acknowledge that I authorize the above Restoration Plan distribution election(s) for both my pre-2005 and post-2004 vested benefits. Further, I understand that the Restoration Plan is not funded through a qualified trust, but is an unfunded deferred compensation arrangement. Accruals that I vest in are paid out of CFBI assets, backed only by the good faith of the CFBI. In the event CFBI becomes insolvent, amounts credited under the Restoration Plan are subject to the claims of CFBI’s creditors, and the Restoration Plan participants would become unsecured creditors of CFBI. I acknowledge that the plan administrator has the authority and discretion to interpret the terms of the Restoration Plan.

Your signature	Date

In addition to CFBI’s general right to amend or terminate the plan, the terms and conditions of the Restoration Plan and the summaries provided in this form as well as your elections made are all subject to change to the extent CFBI deems necessary, desirable or appropriate, in its sole and absolute discretion, to comply with any legally required changes with respect to current or future law, or which may arise in connection with such changes as reflected in government regulations or judicial decisions.